Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 27, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in MPLX LP’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in the Registration Statement on Form S-4 (No. 333-206445). We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-4 (No. 333-206445).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Toledo, OH

December 4, 2015